UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 15, 2011
FAIR ISAAC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11689	94-1499887

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Marquette Avenue, Suite 3200 Minneapolis, Minnesota	55402-3232

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code 612-758-5200
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05. Costs Associated with Exit or Disposal Activities.
     On February 16, 2011, Fair Isaac Corporation (the “Company”) announced additional actions being taken pursuant to its existing reengineering program, which was originally announced on April 1, 2008. The additional actions were committed to by the Company’s management on February 15, 2011, and are primarily aimed at reducing costs through headcount reductions, facility consolidations, and reductions in certain marketing activities and discretionary spending. The Company expects the additional actions to result in an aggregate pre-tax restructuring charge of approximately $10 million in the second quarter of fiscal 2011, all of which will result in future cash expenditures.
     As part of the additional actions under the reengineering program, the Company has identified and is eliminating approximately 200 positions across the Company. The headcount reduction is anticipated to result in severance and related pre-tax charges of approximately $6.5 million in the second quarter of fiscal 2011. In addition, the Company is vacating all or portions of certain of its facilities. The Company expects this to result in pre-tax charges of approximately $3.5 million in the second quarter of fiscal 2011, which represent future cash lease obligations, net of anticipated sublease income.
Item 7.01. Regulation FD Disclosure.
     On February 16, 2011, the Company issued a press release announcing the additional actions under the reengineering program described above. The full text of that press release is furnished herewith as Exhibit 99 and incorporated by reference into this Item 7.01.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit	Description

99	Press Release dated February 16, 2011

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIR ISAAC CORPORATION
By	/s/ MICHAEL J. PUNG
Michael J. Pung
Senior Vice President and Chief Financial Officer

Date: February 16, 2011

EXHIBIT INDEX

Exhibit No.	Description	Manner of Filing
99	Press Release dated February 16, 2011	Filed Electronically